Exhibit 99 (a)
BOK Financial Reports Earnings of $286 Million for 2011
Fourth Quarter Earnings Total $67 Million

TULSA, Okla. (Wednesday, February 1, 2012) – BOK Financial Corporation reported net income for 2011 of $285.9 million or $4.17 per diluted share, up $39.1 million or 16% over 2010.  Net income for the fourth quarter of 2011 totaled $67.0 million or $0.98 per diluted share, up $8.2 million or 14% over the fourth quarter of 2010.  Net income for the third quarter of 2011 totaled $85.1 million or $1.24 per diluted share.

“BOK Financial is pleased to announce outstanding performance for 2011,” said President and CEO Stan Lybarger.  “Continued credit quality improvement and non-interest revenue growth increased 2011 earnings.  The Company reduced its provision for credit losses by $111 million compared with 2010.  Net loans charged-off were down $66 million and nonaccruing loans decreased $30 million.  Non-interest revenue grew $12 million, despite the impact of regulatory changes on overdraft and interchange fees.  We also achieved net loan growth for the first time since 2008.  Commercial loans increased $637 million, which partially offset the pressure of lower rates on net interest revenue.  Growth in operating expenses was limited to 3.2%, excluding changes in the fair value of mortgage servicing rights.”

“The Company’s solid performance continued in the fourth quarter of 2011,” said Lybarger.  “Outstanding loan balances increased $145 million during the quarter.   We reduced our allowance for loan losses by $15 million in response to lower net charge-offs and improved other credit quality indicators.”

Highlights of fourth quarter of 2011 included:

•
Net interest revenue decreased to $171.5 million for the fourth quarter of 2011 from $175.4 million in the third quarter of 2011.   Net interest margin was 3.20% for the fourth quarter of 2011 compared to 3.34% in the third quarter.  Increased premium amortization and cash flows reinvested at lower current interest rates combined to reduce the securities portfolio yield.

•
Fees and commissions revenue totaled $131.8 million for the fourth quarter of 2011, compared to $146.0 million for the third quarter of 2011.  Transaction card revenue decreased $5.4 million primarily due to new federal regulations which reduced debit card interchange revenue.  Mortgage banking revenue decreased $4.1 million and brokerage and trading revenue decreased $3.8 million.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $213.9 million, up $17.9 million over the prior quarter.  Personnel expense increased $17.9 million primarily due to increased incentive compensation expense.

•
A $15.0 million negative provision for credit losses was recorded in the fourth quarter of 2011.  No provision for credit losses was recorded in the third quarter of 2011.  Net charge-offs continued to decrease and other credit quality indicators continue to improve.

•
The combined allowance for credit losses totaled $263 million or 2.33% of outstanding loans at December 31, 2011 compared to $287 million or 2.58% of outstanding loans at September 30, 2011.  Nonperforming assets totaled $357 million or 3.13% of outstanding loans and repossessed assets at December 31, 2011 and $388 million or 3.45% of outstanding loans and repossessed assets at September 30, 2011.

•
Outstanding loan balances were $11.3 billion at December 31, 2011 compared to $11.1 billion at September 30, 2011.  Commercial loan balances increased $96 million over September 30, 2011.  Commercial real estate loans increased $20 million and residential mortgage loans increased $59 million.  Consumer loans decreased $29 million.

•
Period end deposits totaled $18.8 billion at December 31, 2011 compared to $18.4 billion at September 30, 2011.  Demand deposit accounts increased $386 million and interest-bearing transaction accounts increased $102 million.  Time deposits decreased $172 million.

•
Tangible common equity ratio was 9.56% at December 31, 2011 and 9.65% at September 30, 2011.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders.  The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized.  The Company’s Tier 1 capital ratios, as defined by banking regulations, were 13.27% at December 31, 2011 and 13.14% at September 30, 2011.

•
The Company increased the cash dividend to $22 million or $0.33 per common share during the fourth quarter of 2011.  This was the second quarterly cash dividend increase in 2011.  On January 31, 2012, the board of directors approved a quarterly cash dividend of $0.33 per common share payable on or about February 29, 2012 to shareholders of record as of February 15, 2012.

Net Interest Revenue

Net interest revenue decreased $3.9 million compared to the third quarter of 2011.  Net interest margin decreased 14 basis points from the prior quarter to 3.20%.

The yield on average earning assets decreased 22 basis points compared to the preceding quarter. The available for sale securities portfolio yield decreased 44 basis points to 2.39%.  Historically low residential mortgage rates in the fourth quarter of 2011 increased both actual and projected prepayment speeds.  Increased prepayment speeds reduced available for sale portfolio yields through accelerated premium amortization.  In addition, cash flows from the securities portfolio were reinvested at the current lower interest rates.  The loan portfolio yield decreased by 6 basis points to 4.65%.  The cost of interest-bearing liabilities decreased 10 basis points from the previous quarter to 0.66%.

The effect of lower interest rates on net interest revenue was partially offset by earning asset growth.  Average earning assets increased $789 million during the fourth quarter of 2011.  Average outstanding loans increased $280 million due primarily to a $174 million increase in

commercial loan balances and an $81 million increase in residential mortgage loans.   The average balances of investment and available for sale securities increased $372 million.

Average interest-bearing deposits decreased $161 million compared to the previous quarter.  Average time deposit account balances decreased $133 million and average interest-bearing transaction account balances decreased $33 million.  Average demand deposits increased $502 million.  Average balances of borrowed funds increased $225 million over the third quarter.

Fees and Commissions Revenue

Fees and commissions revenue decreased $14.2 million to $131.8 million for the fourth quarter of 2011.  Transaction card revenue decreased $5.4 million, mortgage banking revenue decreased $4.1 million and brokerage and trading revenue decreased $3.8 million.

The $5.4 million decrease in transaction card revenue compared to the third quarter of 2011 was primarily due to interchange fee regulations which became effective October 1, 2011.  This is consistent with our previously disclosed expectation that these regulations would reduce annual interchange revenue by $20 million to $25 million.

Mortgage loan production revenue decreased $4.4 million compared to the previous quarter.   Market interest rates for mortgage loans were more stable during the fourth quarter which reduced gains on loans sold.  Residential mortgage loans funded for sale totaled $753 million for the fourth quarter of 2011 compared to $637 million for the third quarter of 2011.  Refinanced mortgage loans were 66% of the loans originated for sale in the fourth quarter of 2011 compared to 54% of loans originated in the third quarter.  The decrease in brokerage and trading revenue was primarily due to a $3.6 million decrease in customer hedging revenue.  Revenue from both interest-rate and energy derivative contracts was down from the previous quarter.

Operating Expenses

Total operating expenses were $219.2 million for the fourth quarter of 2011 compared to $220.9 million for the third quarter of 2011.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $213.9 million, up $17.9 million over the third quarter of 2011.  Personnel costs increased $17.9 million compared to the prior quarter due primarily to increased incentive compensation expense.  Non-personnel expense was flat compared to the third quarter of 2011.

Deferred compensation expense increased $15.2 million, including $9.5 million related to the BOK Financial Corporation 2011 True-Up Plan.  Approved by shareholders on April 26, 2011, the True-Up Plan is designed to adjust annual and long-term performance-based incentive compensation for certain senior executives either upward or downward based on the earnings per share performance and compensation of comparable senior executives at peer banks.  The remaining increase in deferred compensation expense was due to the market performance of BOK Financial stock and other investments.  Regular compensation expense increased $1.8 million and cash-based incentive compensation increased $1.6 million.

BOK Financial agreed to pay a $19 million settlement to fully and finally resolve litigation and avoid any further expense and distraction of three class action lawsuits respecting the manner in which certain charges post to consumer demand deposit accounts.  A $5.0 million charge was recorded in the fourth quarter of 2011 to fully accrue for the settlement.  The settlement is subject to negotiation of a definitive agreement and final court approval.

Credit Quality

Nonperforming assets decreased $31 million during the fourth quarter to $357 million or 3.13% of outstanding and repossessed assets at December 31, 2011.  Nonaccruing loans decreased $28 million and real estate and other repossessed assets decreased $5.2 million.  Renegotiated residential mortgage loans guaranteed by U.S. government agencies increased $2.4 million.

Nonaccruing loans totaled $201 million or 1.79% of outstanding loans at December 31, 2011 and $229 million or 2.06% of outstanding loans at September 30, 2011.  During the fourth quarter of 2011, $23 million of new nonaccruing loans were identified offset by $23 million in payments received, $15 million in charge-offs and $15 million in foreclosures and repossessions.

Nonaccruing commercial loans totaled $69 million or 1.05% of total commercial loans at December 31, 2011, down $15 million since September 30, 2011.  Nonaccruing manufacturing sector loans totaled $23 million or 6.57% of total manufacturing sector loans, nonaccruing wholesale/retail sector loans totaled $21 million or 2.20% of total wholesale/retail sector loans and nonaccruing services sector loans totaled $17 million or 0.97% of total services sector loans.  Nonaccruing manufacturing sector loans are primarily composed of a single customer relationship in the Oklahoma market totaling $21 million.  Nonaccruing wholesale/retail sector loans are primarily composed of a single customer relationship in the Arkansas market totaling $16 million.

Nonaccruing commercial real estate loans totaled $99 million or 4.35% of outstanding commercial real estate loans at December 31, 2011, down $11 million from September 30, 2011.  Nonaccruing commercial real estate loans continued to be largely concentrated in land development and residential construction loans with $62 million or 19% of all land development and construction loans nonaccruing at December 31, 2011. Approximately $30 million or 19% of total commercial real estate loans in Colorado are nonaccruing, $26 million or 14% of total commercial real estate loans in Arizona are nonaccruing and $11 million or 3.34% of total commercial real estate loans in New Mexico are nonaccruing.  Newly identified nonaccruing commercial real estate loans totaled $6.3 million, offset by $7.8 million of foreclosures, $6.1 million of cash payments received and $3.4 million of charge-offs.

Nonaccruing residential mortgage loans decreased $2.0 million during the fourth quarter of 2011 to $30 million or 1.51% of outstanding residential mortgage loans. Principally all non-guaranteed residential mortgage loans past due 90 days or more are nonaccruing.  Residential mortgage loans past due 30 to 89 days and still accruing interest, excluding loans guaranteed by U.S. government agencies, totaled $20 million at December 31, 2011 and $24 million at September 30, 2011.

The combined allowance for credit losses totaled $263 million or 2.33% of outstanding loans and 131% of nonaccruing loans at December 31, 2011.  The allowance for loan losses was $253 million and the allowance for off-balance sheet credit losses was $9.3 million.  The general trend of net charge-offs has improved from their elevated levels.  Total net charge-offs fell from $104 million in 2010 to $38 million in 2011. Quarterly net charge-offs have stabilized.  Net loans charged-off against the allowance for loan loss totaled $9.5 million or 0.34% on an annualized basis for the fourth quarter of 2011 compared to $10.2 million or 0.37% on an annualized basis for the third quarter of 2011.  Other credit factors also continued to improve.  The portion of specifically-analyzed impaired loans for which no allowance is required has grown to 88% of impaired loans.  Most economic indicators are stable or improving in our primary markets.  After evaluating all credit factors, the Company determined that a $15.0 million negative provision for credit losses was necessary during the fourth quarter of 2011.

Real estate and other repossessed assets totaled $123 million at December 31, 2011 primarily consisting of $41 million of 1-4 family residential properties (including $17 million guaranteed by U.S. government agencies), $39 million of developed commercial real estate properties, $20 million of undeveloped land and $19 million of residential land and land development properties.  The distribution of real estate owned and other repossessed assets among various markets included $35 million attributed to Arizona, $30 million attributed to Texas, $15 million attributed to New Mexico, $12 million attributed to Oklahoma, and $11 million attributed to Colorado.  Real estate and other repossessed assets decreased by $5.2 million during the fourth quarter.  Sales of $30 million and write-downs and net losses of $3.6 million were partially offset by $30 million of additions.  Additions included $15 million and sales included $15 million of 1-4 family residential properties guaranteed by U.S. government agencies.

The Company also has off-balance sheet credit risk related to residential mortgage loans sold to U.S. government agencies with full recourse prior to 2008 under various community development programs.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The Company no longer sells residential mortgage loans with recourse other than obligations under standard representations and warranties.  The recourse obligation relates to the loan performance for the life of the loan.  The Company is obligated to repurchase these loans at the time of foreclosure for the unpaid principal balance plus unpaid interest.  The outstanding principal balance of these loans decreased to $259 million at December 31, 2011 from $262 million at September 30, 2011.  The loans are primarily to borrowers in our market areas, including $182 million in Oklahoma, $25 million in Arkansas, $16 million in New Mexico, $15 million in Kansas/Missouri and $12 million in Texas.  At December 31, 2011, approximately 6% of these loans are nonperforming and 7% were past due 30 to 89 days.  A separate accrual for credit risk of $19 million is available to absorb losses on these loans.

Securities and Derivatives

The fair value of the available for sale securities portfolio totaled $10.2 billion at December 31, 2011, up $560 million over September 30, 2011.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $9.6 billion fully backed by U.S. government agencies and $419 million privately issued by publicly owned financial institutions.  Privately issued mortgage-backed securities included $287 million backed by Jumbo-A residential mortgage loans and $132 million backed by Alt-A residential mortgage loans.

Net unrealized gains on available for sale securities totaled $222 million at December 31, 2011 and $279 million at September 30, 2011.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $43 million to $291 million at December 31, 2011.  Net unrealized losses on privately-issued residential mortgage-backed securities totaled $84 million at December 31, 2011 and $67 million at September 30, 2011.

The amortized cost of privately issued residential mortgage-backed securities totaled $503 million at December 31, 2011, down $22 million since September 30, 2011.  Approximately $460 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.  Cash received during the fourth quarter reduced the amortized cost of privately issued residential mortgage-backed securities rated below investment grade by $19 million. Amortized cost of these securities was also reduced by $1.7 million for credit-related impairment charges due to additional expected home price depreciation.  Net unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $79 million at December 31, 2011.  Net unrealized losses on these same below investment grade securities were $64 million at September 30, 2011.

The Company recognized $7.1 million of net gains on sales of $667 million of available for sale securities in the fourth quarter of 2011 and $16.7 million of net gains on sales of $612 million of available for sale securities in the third quarter of 2011.  Securities were sold either because they had reached their expected maximum potential total return or to mitigate exposure to prepayment risk.

The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights.  Mortgage interest rates remained low in the fourth quarter 2011, causing prepayment speeds to increase and the value of our mortgage servicing rights to decrease by $5.3 million.  This decrease was partially offset by an increase of $343 thousand in the value of securities and interest rate derivative contracts held as an economic hedge.

Loans, Deposits and Capital

Loans

Outstanding loans at December 31, 2011 were $11.3 billion, up $145 million over September 30, 2011.  Growth in commercial, commercial real estate and residential mortgage loans was partially offset by a decrease in consumer loans.

Outstanding commercial loan balances increased $96 million over September 30, 2011.  Commercial loans increased $145 million in Texas and $51 million in Colorado, partially offset by a $110 million decrease in Oklahoma.  Energy sector loans increased $218 million growing in the Texas, Colorado and Oklahoma markets.  Healthcare sector loans increased $69 million primarily in the Texas and Oklahoma markets.  Service sector loans decreased $112 million and wholesale/retail sector loans decreased $63 million, both primarily due to decreases in loan balances attributed to the Oklahoma and Texas markets.  Manufacturing sector loans decreased

$20 million, due primarily to a decrease in loan balances attributed to the Oklahoma market, partially offset by growth in loan balances attributed to the Texas market.  Unfunded energy loan commitments decreased $185 million during the fourth quarter to $2.0 billion.  All other unfunded commercial loan commitments totaled $3.3 billion at December 31, 2011.

Commercial real estate loans increased $20 million over the third quarter of 2011.  Loans secured by retail properties increased $64 million and loans secured by industrial facilities increased $52 million, both primarily due to loans attributed to the Texas market.  Construction and land development loan balances continued to decline, down $28 million, primarily in the Texas and Arizona markets.  Other real estate loans decreased $30 million, loans secured by office buildings decreased $19 million and loans secured by multifamily residential properties decreased by $19 million.  Unfunded commercial real estate loan commitments totaled $355 million at December 31, 2011, largely unchanged from September 30, 2011.

Residential mortgage loans increased $59 million over September 30, 2011.  Home equity loans increased $43 million.  Permanent mortgage loans guaranteed by U.S. government agencies increased $16 million.  This increase consists of loans previously sold into Government National Mortgage Association mortgage pools that we have either repurchased or that are eligible to be repurchased by the Company.

Consumer loans decreased $29 million from September 30, 2011 primarily due to continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending.  Approximately $105 million of indirect automobile loans remain outstanding at December 31, 2011.

Deposits

Total deposits increased $324 million over September 30, 2011 to $18.8 billion at December 31, 2011.  Demand deposit balances increased $386 million and interest-bearing transaction account balances increased $102 million.  Time deposits decreased $172 million.  Among the lines of business, commercial deposits increased $293 million and wealth management deposits increased $131 million, partially offset by a $97 million seasonal decrease in consumer deposits.  The increase in commercial deposit balances was largely driven by small business, commercial and industrial and energy customers.

Capital

The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at December 31, 2011.  The Company’s Tier 1 capital ratio was 13.27% at December 31, 2011 and 13.14% at September 30, 2011.  Total capital ratio was 16.49% at December 31, 2011 and 16.54% at September 30, 2011.  In addition, the Company’s tangible common equity ratio, a non-GAAP measure, was 9.56% at December 31, 2011 and 9.65% at September 30, 2011.  Unrealized securities gains added 46 basis points to the tangible common equity ratio at December 31, 2011. The Company repurchased 69,581 common shares at an average price of $51.44 per share during the fourth quarter through a previously-announced share repurchase program.

About BOK Financial Corporation

BOK Financial is a $25 billion regional financial services company based in Tulsa, Oklahoma.  The Company’s stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF).  BOK Financial’s holdings include BOKF, NA, BOSC, Inc. and Cavanal Hill Investment Management, Inc.  BOKF, NA operates the TransFund electronic funds network and seven banking divisions:  Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust.  Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of December 31, 2011 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.